Exhibit 2

TO THE HON. JUDGE OF THE 7th BUSINESS LAW COURT OF THE JUDICIAL DISTRICT OF THE CAPITAL OF THE STATE OF RIO DE JANEIRO

Case No. 0203711-65.2016.8.19.0001
Judicial Reorganization of Oi S.A and others

The **JUDICIAL ADMINISTRATORS (PricewaterhouseCoopers Assessoria** Empresarial Ltda. and Escritório de Advocacia Arnoldo Wald), appointed in the Judicial Reorganization process of **Oi S.A. and others, respectfully request Your Honor to order** the attachment of the report for the month of November 2016 to the records.

Rio de Janeiro, January 23,, 2017

Judicial Administrators
PricewaterhouseCoopers Assessoria Empresarial Ltda. and Escritório de Advocacia Arnoldo Wald

(A free translation of the original in Portuguese)

Judicial Reorganization - Oi Monthly Activity Report (MAR)

November 2016

January 23 2017



pwc

WALD

State of Rio de Janeiro - Judiciary Branch - Judicial District of the Capital's Notary Office of the 7th Business Law Court
Av. Erasmo Braga, 115 Lna Central 706 – CEP: 20020-903 - Centro - Rio de Janeiro - RJ

January 23, 2017

José Braga
Partner
T: +55 (11) 3674 3405
jose.braga@pwc.com

Arnoldo Wald Filho
Partner
awf@wald.com.br

Alberto Camiña Moreira
Partner
albertoc@wald.com.br

Tel: +55(11) 3074-6000

To the Hon. Judge Fernando Cesar Ferreira Vianna,

In compliance with the decision on pages 91.223-91.224, PricewaterhouseCoopers Assessoria Empresarial Ltda. ("PwC") and Escritório de Advocacia Arnoldo Wald ("Wald") (hereinafter referred jointly to as "JA"), judicial administrators appointed in the Judicial Reorganization process of Oi S.A. – em Recuperação Judicial ("Oi S.A."), Telemar Norte Leste S.A. - em Recuperação Judicial ('Telemar Norte Leste"), Oi Móvel S.A. - em Recuperação Judicial ("Oi Móvel"), Copart 4 Participações S.A. - em Recuperação Judicial ("Copart 4"), Copart 5 Participações S.A., - em Recuperação Judicial ("Copart 5"), Portugal Telecom International Finance B.V. - under Judicial Reorganization ("PTIF") and Oi Brasil Holdings Coöperatief U.A. - under Judicial Reorganizaton ("Oi Coop"), respectfully appear before Your Honor to present their Monthly Activity Report (MAR) for November 2016.

It includes certain accounting and financial information referring to November 2016 of the companies Oi S.A., Telemar Norte Leste S.A., Oi Móvel S.A., COPART 4 Participações S.A., COPART 5 Participações S.A., Portugal Telecom Internacional Finance B.V. and Oi Brasil Holdings Coöperatief U.A. (hereinafter referred to as the "Parties under Reorganization").

This report should be read together with our preliminary activity report, dated August 26, as well as with the other monthly activity reports, dated September 15, October 17, November 16 and December 15, 2016.

The information presented below is mainly based on data and evidence presented by the Parties under Reorganization. The individual financial statements of all parties under Reorganization and the consolidated financial statements of the Oi Group (including, but not limited to, the parties under Reorganization) are audited annually by independent auditors. The auditors apply limited review procedures to file the Oi Group's Consolidated Quarterly Financial Information (ITRs) with the CVM. With respect to the individual financial information of each of the Parties under Reorganization, prepared for monthly periods other than those included in the ITRs submitted to CVM, are not submitted to an independent audit review, either by the auditors engaged by the Oi Group or by Administrators.

José Braga
Partner
T: +55 (11) 3674 3405
jose.braga@pwc.com

Arnoldo Wald Filho
Partner
awf@wald.com.br

Alberto Camiña Moreira
Partner
albertoc@wald.com.br

Tel: +55(11) 3074-6000

Our work as Administrators is aimed at providing this Court with knowledge on the relevant transactions carried out by the Parties under Reorganization, through our process of analysis and discussions with the Management of those companies. The Management of the Parties under Reorganization is responsible for the financial information, and the independent auditor engaged by them is qualified to express an opinion on the same annually.

The work carried out by the Administrators consisted of obtaining and reviewing the Parties under Reorganization consolidated accounting and financial information prepared by Oi Group's Management, analysis on major variations observed in that information from the corresponding month, discussions with the Management of the Parties under Reorganization on the causes of such variations, updates in the list of creditors development of the analysis in progress on the same, as also providing updated information on the Administrators work until the issuance of this MAR.

Therefore, the purpose of this report is to inform Your Honor on the most up-to-date financial status of the Parties under Reorganization, based on such information made available to us, and on the progress of the Judicial Reorganization process. The monthly reports may also contain, in addition to the necessary updating, other material information relevant to support the ongoing process.

The Administrators inform that the Parties under Reorganization have provided the information in this Report up to January 17, 2016.

We appreciate the opportunity to advise Your Honor in this process. In case Your Honor case requires further clarification regarding the information included in this report or other additional information, we will be pleased to extend our work as your Honor may consider necessary.

Yours truly,

PricewaterhouseCoopers Assessoria Empresarial Ltda.

Escritório de Advocacia Arnoldo Wald

Judicial Administrators

Table of Contents

All Amounts presented in this report are in thousands of BRL, unless otherwise stated.
Certain capitalized terms used throughout this MAR have their meanings explained in the Glossary, at the end of this report. We recommend the reading of them.

Executive Summary

Summary of the main topics addressed in this report

1 Financial Result – Exposure to exchange effects

- As observed in the previous months, the amount of the debts in foreign currency (Euro and US Dollar) and the lack of financial instruments for exchange protection keep the income of the Parties under Reorganization significantly exposed to exchange rate variations. Consequently, the devaluation of the Brazilian Real against foreign currencies was one of the factors responsible for the deterioration of the consolidated income of the Parties under Reorganization in the month under analysis.
- The opening exchange quotations (PTAX) for November 2016 were BRL 3.1811 per US Dollar and BRL 3.4811 per Euro. At the end of the month, the Brazilian Real had for devalued against these currencies, respectively by 6.78% and 3.42%, with the closing rates at BRL 3.3967 per US Dollar and BRL 3.6002 per Euro. This scenario, together with the exchange exposure, influenced in the worsening of the financial results, which in October contributed with the positive impact of BRL 804 million on the consolidated result and had a negative impact of BRL 2.076 million in November.
- Throughout this report, we comment on these individually, where significant impacts on the consolidated information of the Parties under Reorganization were observed.

Indicators	31-May-16	30-Jun-16	31-Jul-16	31-Aug-16	30-Sep-16	31-Oct-16	30-Nov-16
USD	**3.5951**	**3.2098**	**3.2390**	**3.2403**	**3.2462**	**3.1811**	**3.3967**
% Variation in the month		-10.72%	0.91%	0.04%	0.18%	-2.01%	6.78%
EURO	**4.0039**	**3.5414**	**3.6183**	**3.6116**	**3.6484**	**3.4811**	**3.6002**
% Variation in the month		-11.55%	2.17%	-0.19%	1.02%	-4.59%	3.42%
Interbank Deposit Certificate		**1.16%**	**1.11%**	**1.21%**	**1.11%**	**1.10%**	**1.04%**
IPCA (broad national consumer price index)(m-2)		**0.61%**	**0.78%**	**0.35%**	**0.52%**	**0.44%**	**0.08%**
Business Days		**22**	**21**	**23**	**21**	**20**	**20**

Source: Information made available by the Management

Summary of the main topics addressed in this report

2 Main events in the period - November 2016 and subsequent events to the month under analysis

- In November 2016, the Parties under Reorganization maintained the usual operational flow of their activities, not having significant extraordinary events, in addition to the exchange impact on operations carried out in foreign currency.
- The most significant corporate events reported by the Management are as follows:

i. On November 21, 2016, a new financial advisor (LAPLACE Finanças) was contracted to assist the Management in the judicial reorganization process.

ii. On November 24, 2016, a conciliation hearing related to the debt with ANATEL was held, as part of a mediation process filed as a result of the JR.

iii. On December 1, 2016, the judicial administrators appointed to oversee the suspension of payments of the subsidiaries Oi Brasil Holdings CoöperatiefUA - under Judicial Reorganization ("Oi Brasil Holdings") and Portugal Telecom International FinanceB.V. - under Judicial Reorganization ("PTIF"), Oi's financial vehicles in the Netherlands, filed with the District Court of Amsterdam in the Netherlands, requests for conversion of Lawsuits of suspension of payments into Bankruptcy Lawsuits under the Dutch law.

iv. On December 13, Oi, under the JR plan, requested authorization of the 7th Business Law Court of the Judicial District of the Capital of the State of Rio de Janeiro for the fiduciary sale to Investel Communications Limited of direct and indirect interests in Timor Telecom SA ("Timor Telecom"), an asset already registered in the Company's financial statements as "Asset Held for Sale".

Summary of the main topics addressed in this report

2 Main events in the period - November 2016 and subsequent events to the month under analysis (continued)

v. On January 6, 2017, Oi SA became aware of the decision of the Executive Council of ANATEL regarding the request for previous consent for the inauguration of the new members of the Board of Directors, with ANATEL having decided, among other matters, the following points :

a) To grant prior consent for the inauguration of the following new members on the Board of Directors of Oi: Demian Fiocca, Hélio Calixto da Costa, Blener Braga Cardoso Mayhew, Luís Manuel da Costa de Sousa de Macedo, Nelson Sequeiros Rodriguez Tanure and José Manuel Melo da Silva; and

b) To deny prior consent for the inauguration of the following new members of the Board of Directors of Oi: Pedro Grossi Junior and Nelson de Queiroz Sequeiros Tanure.

Ongoing discussions between the parties regarding fines, regulatory review and regulatory assets, and to date, there is no definition on these matters, neither is there any impact arising from these discussions on the financial information presented by the Parties under Reorganization.

vi. On January 12, 2017 the District Court of Amsterdam held a hearing to examine the request for conversion of the procedure of suspension of payments into Bankruptcy procedures under the Dutch laws, and decided to issue a pronouncement on January 26, 2017.

•We did not observe other significant operational events in the month, besides those mentioned above and those caused by the reflections of the JR process, as commented throughout this MAR and the previous ones.

Executive Report

Introduction

- The purpose of this report is to present the evolution of the equity and the income of the Parties under Reorganization in November 2016, based on the consolidated financial information made available by the administration.
- Oi Group decided to request the JR on June 20, 2013, based on the Judicial Reorganization and Bankruptcy Act, which was approved on June 29, by the 7th Business Law Court of the Judicial District of Rio de Janeiro, State of Rio de Janeiro (Case No. 20154340- 65.2016.8.19.0001). The Judicial Reorganization involves the following companies:
  - i. Oi S.A. - em Recuperação Judicial ("Oi S.A.");
  - ii. Telemar Norte Leste S.A. - em Recuperação Judicial ("Telemar Norte Leste");
  - iii. Oi Móvel S.A. - em Recuperação Judicial ("Oi Móvel");
  - iv. Copart 4 Participações S.A. - em Recuperação Judicial ("Copart4");
  - v. Copart 5 Participações S.A. - em Recuperação Judicial ("Copart5");
  - vi. Portugal Telecom International Finance B.V. - under Judicial Reorganization ("PTIF"); and
  - vii. Oi Brasil Holdings Coöperatief U.A. - under Judicial Reorganization ("Oi Coop")
- We are not going to describe in depth the Parties under Reorganization or the causes of the JR process, since these topics have already been presented in the Preliminary Activity Report, dated August 26, 2016. In order to facilitate the reading of this report, the complete corporate structure of the Oi Group and a brief description of each Party under Reorganization are included in Attachments 3 and 4 of this report.
- Our analysis is based on public and financial information prepared by the Management of the Parties under Reorganization.
- Until the date of finalizing this Report, the Administrators had received almost all the information requested, only pending certain data, mainly for refining and standardizing part of the information for the next MARs.

Basis of Preparation – Parties under Reorganization Consolidated Information

- It is important to note that, when we refer to the Parties under Reorganization, that information refers to the material prepared by the Management including the monthly disclosure of balance sheets, statements of operations and combined statements of cash flows only for the seven of the Parties under Reorganization, not for the entire Oi Group, as is usually done in the quarterly (ITRs) and annual (Consolidated Financial Statements) disclosure. This work is done by Management of the Parties under Reorganization to evidence collectively, as if they were a single entity, the Financial Information of the companies of the Group in the Judicial Reorganization process, as they are economically joined under common control. In this case, the presentation of the combined financial statements is more representative for the users of that information than the presentation of the individual financial statements of each entity.
- In accordance with our discussions and understandings with the Management of the Parties under Reorganization, this presentation is also in line with the manner the Judicial Reorganization Plan was conceived and proposed. In our objective of understanding and explaining, when relevant, the fluctuations in the equity or result of operations observed in the Consolidated Information of the Parties under Reorganization, we have requested and reviewed specific information from one or more of the Parties under Reorganization individually, as well as the documentation supporting the combination process resulting in that information, which are necessarily based on the individual balances of each entity.

Important comments on the financial information addressed in this report:

- The consolidated financial information of the Oi Group, as well as the financial information of each of the Parties under Reorganization, ended on December 31 of each year, are subject to audit by an independent auditor. For quarterly reviews that result in packages identified as ITR filed with the Brazilian Securities Commission (CVM), the auditor's analysis and reviews are more limited than for year-end procedures. Monthly accounting and financial information is not audited, but is used to prepare the consolidated information of the Parties under Reorganization analyzed herein, assuming that the accounting practices, account classification and reporting procedures are consistent with those prepared for the audited/reviewed periods, as far as possible.
- The monthly consolidated financial information of the Parties under Reorganization, dated November 30, 2016, whose summary tables are commented on the following sections, are compared to those presented in the MAR issued on December 15, 2016, whose information is based on October 31, 2016. That information includes the balance sheet, monthly statement of operations (resulting from the difference between the accumulated balances between October 31 and November 30, 2016) and the management direct cash flows, only for the seven Parties under Reorganization.
- For further information on the work of the auditors and the consolidation process, please refer to Attachment 1 (Consolidation Procedures and Attachment 2 (Qualifications and emphasis matter paragraphs of the Financial Statements and ITRs).

Financial Information

Parties under Reorganization Consolidated – Balance Sheet Assets – October 31 and November 30, 2016

Balance Sheet
Assets

BRL thousand	Oct 31,/2016	Nov 30,2016
Cash and cash equivalents	6,455,893	6,848,821
Financial investments	26,422	32,352
Accounts receivable	7,620,860	7,520,623
Inventories	254,752	254,994
Current taxes recoverable	1,959,850	2,012,385
Deposits and court blocked accounts	1,064,872	1,039,979
Dividends and interest on equity	612,601	612,601
Other Assets	1,748,564	1,608,507
Assets held for sale	502,134	519,792
Loans receivable	772,093	815,742
Credits with related parties	64,252	68,052
Current assets	**21,082,293**	**21,333,848**
Credits with related parties	14,967	15,123
Financial investments	79,523	80,206
Deferred tax recoverable	7,465,476	8,093,297
Other taxes	1,031,481	983,893
Deposits and court blocked accounts	13,733,308	13,769,288
Other assets	369,632	371,284
Investments	7,627,711	7,731,444
Fixed assets	24,777,053	24,750,478
Intangible assets	2,717,525	2,674,498
Non-current assets	**57,816,676**	**58,469,511**
Total assets	**78,898,969**	**79,803,359**

Source: Financial statements and management information

Balance Sheet – Current and non-current assets

We present on the left the Parties under Reorganization Consolidated Balance Sheet (Assets), for the months ended on October 31, 2016 and November 30, 2016 provided by Management.

We will address below the main monthly variations observed, presenting the relevant clarifications provided by Management.

- According to Management, the evolution of the Cash must be analyzed together with the balances of **Cash and Cash Equivalents and Financial Investments** (short and long-terms) accounts. Between October 2016 and November 2016, these balances increased approximately BRL 400 million.
- The positive variation in the Cash balances arises mainly from the operating generation of cash (BRL 231 million), composed mostly from:

  i. Ordinary payments from clients and intermediaries (positive effect of BRL1,947 million and BRL 494 million, respectively);

  ii. Expenses with rentals, plant maintenance, service channels, and others (negative effect of BRL 1,203 million);

  iii. Payment of taxes (negative effect of BRL636 million); and

  iv. Expenses with Investments (negative effect of BRL 281 million).

Parties under Reorganization Consolidated – Balance Sheet Assets – October 31 and November 30, 2016 (continued)

Balance Sheet Assets

BRL thousands	Oct 31, 2016	Nov 30, 2016
Cash and cash equivalents	6,455,893	6,848,821
Financial investments	26,422	32,352
Accounts receivable	7,620,860	7,520,623
Inventories	254,752	254,994
Current taxes recoverable	1,959,850	2,012,385
Deposits and court blocked accounts	1,064,872	1,039,979
Dividends and interest on equity	612,601	612,601
Other assets	1,748,564	1,608,507
Assets held for sale	502,134	519,792
Loans receivable	772,093	815,742
Credits with related parties	64,252	68,052
Current assets	**21,082,293**	**21,333,848**
Credits with related parties	14,967	15.123
Financial investments	79,523	80,206
Deferred taxes recoberable	7,465,476	8,093,297
Other taxes	1,031,481	983,893
Deposits and court blocked accounts	13,733,308	13,769,288
Other assets	369,632	371,284
Investments	7,627,711	7,731,444
Fixed assets	24,777,053	24,750,478
Intangible assets	2,717,525	2,674,498
Non-current assets	**57,816,676**	**58,469,511**
Total assets	**78,898,969**	**79,803,359**

Source: Financial statements and management information

Balance Sheet – Current and non-current assets (continued)

- Another portion of the increase of **Cash and Cash equivalents** observed in November results from the payment of dividends of the invested company Rio Alto, being BRL31 million referring to mandatory minimum dividends and BRL62 million referring to the distribution of revenue reserves of the invested company.
- At the end of this section, we comment on the managerial Cash Flow Statement for the month.
- As informed by Management, in November there were no relevant events that would significantly impact the Accounts receivable of the Parties under Reorganization. Unlike the previous months, there was no relevant settlement of receivables related to services provided in a reciprocal manner between Brazilian telephony operators (Co-billing and interconnection) in November, which should occur again in the subsequent months. We have been informed that the settlement of accounts of this nature without defined periodicity is market practice, and is carried out according to the strategic decision of the Management.
- In addition to the accumulation of receivables related to the non-settlement of the accounts mentioned above, the reduction of BRL 100 million in Accounts Receivable is mainly explained by the increase in the sale of the receivables portfolio to Rio Alto, a transaction similar to a discount of receivables. This operation generates cash for receivables issuers, costs related to the discount of bonds and financial expenses, as well as a corresponding entry of revenues for Rio Alto, a company that is not part of the group of the Parties under Reorganization, in which Oi S.A. holds a 50% interest.

Parties under Reorganization Consolidated – Balance Sheet Assets – October 31 and November 30, 2016 (continued)

Balance Sheet Assets

BRL thousands	Oct 31, 2016	Nov 30, 2016
Cash and cash equivalents	6,455,893	6,848,821
Financial investments	26,422	32,352
Accounts receivable	7,620,860	7,520,623
Inventories	254,752	254,994
Current taxes recoverable	1,959,850	2,012,385
Deposits and court blocked accounts	1,064,872	1,039,979
Dividends and interest on equity	612,601	612,601
Other assets	1,748,564	1,608,507
Assets held for sale	502,134	519,792
Loans receivable	772,093	815,742
Credits with related parties	64,252	68,052
Current assets	**21,082,293**	**21,333,848**
Credits with related parties	14,967	15.123
Financial investments	79,523	80,206
Deferred taxes recoverable	7,465,476	8,093,297
Other taxes	1,031,481	983,893
Deposits and court blocked accounts	13,733,308	13,769,288
Other assets	369,632	371,284
Invesiments	7,627,711	7,731,444
Fixed assets	24,777,053	24,750,478
Intangible assets	2,717,525	2,674,498
Non-current assets	**57,816,676**	**58,469,511**
Total assets	**78,898,969**	**79,803,359**

Source: Financial statements and management information

Balance Sheet – Current and non-current assets (continued)

- The increase of BRL 52.5 million (3% compared to the October balance) observed in the balance of **Current taxes recoverable** is mainly explained by the income tax withheld on the income of the Multimarket Investment Fund on the last business day of November (System *Come-Quotas**) of BRL 39 million, resulting in an increase in the balance of IT to Recover. (*mandatory withholding of income tax on investments)
- The negative variation of BRL 138 million (7% compared to the balance in October) observed in **Other Assets (short and long-term)** is mainly explained by the following factors:

  i. Appropriation to the result of the monthly installment of the fee of the Telecommunications Inspection Fund (Fistel), paid annually in March (negative effect of BRL 62 million);

  ii. Write-off of advances made to network service providers (PSR), offset by service invoices issued in the month (negative effect of BRL 51 million);

iv. Amounts paid to various advisors involved in the Judicial Reorganization process, which will be recognized in the results of December 2016 (positive effect of BRL 20 million); and

v. Advance to Capex suppliers (positive effect of BRL 14 million).

Parties under Reorganization Consolidated – Balance Sheet Assets – October 31 and November 30, 2016 (continued)

Balance Sheet
Assets

BRL thousands	Oct 31, 2016	Nov 30, 2016
Cash and cash equivalents	6,455,893	6,848,821
Financial investments	26,422	32,352
Accounts receivable	7,620,860	7,520,623
Inventories	254,752	254,994
Current taxes recoverable	1,959,850	2,012,385
Deposits and court blocked accounts	1,064,872	1,039,979
Dividends and interest on equity	612,601	612,601
Other assets	1,748,564	1,608,507
Assets held for sale	502,134	519,792
Loans receivable	772,093	815,742
Credits with related parties	64,252	68,052
Current assets	**21,082,293**	**21,333,848**
Credits with related parties	14,967	15.123
Financial investments	79,523	80,206
Deferred taxes to recover	7,465,476	8,093,297
Other taxes	1,031,481	983,893
Deposits and court blocked accounts	13,733,308	13,769,288
Other assets	369,632	371,284
Investiments	7,627,711	7,731,444
Fixed assets	24,777,053	24,750,478
Intangible assets	2,717,525	2,674,498
Non-current Assets	**57,816,676**	**58,469,511**
Total assets	**78,898,969**	**79,803,359**

Source: Financial statements and management information

Balance Sheet – Current and non-current assets (continued)

- The Management informed us that, in December 2015, at an Oi SA meeting it decided on a contribution of EUR 500 million by Oi SA to PTIF, constituting a capital increase in the invested company and a disbursement obligation (Liability) in the Other Assets account related to Oi SA.
- On the date of the capital payment (February 2016), due to the exchange variation, the amount in Brazilian Reais was lower than the one fixed in Euros in the definition of the contribution:
  - EUR 500 million = BRL2,125 million in December 2015; and
  - EUR 500 million = BRL 2,174 million in February 2016.
- According to the Management, the amount written off in Brazilian Reais at the time of payment of capital was improperly calculated on the quotation for December, leaving a fraction referring to the exchange difference presented above. The asset in question was reclassified as Equity (Adjustments for Equity Evaluation) only for the month under analysis, reflecting an additional reduction of BRL 49 million in the balance of the Other Assets account.

Parties under Reorganization Consolidated – Balance Sheet Assets – October 31 and November 30, 2016 (continued)

Balance Sheet Assets

BRL thousands	Oct 31, 2016	Nov 30, 2016
Cash and cash equivalents	6,455,893	6,848,821
Financial investments	26,422	32,352
Accounts receivable	7,620,860	7,520,623
Inventories	254,752	254,994
Current taxes recoverable	1,959,850	2,012,385
Deposits and court blocked accounts	1,064,872	1,039,979
Dividends and interest on equity	612,601	612,601
Other assets	1,748,564	1,608,507
Assets held for sale	502,134	519,792
Loans receivable	772,093	815,742
Credits with related parties	64,252	68,052
Current assets	21,082,293	21,333,848
Credits with related parties	14,967	15.123
Financial investments	79,523	80,206
Deferred taxes recoverable	7,465,476	8,093,297
Other taxes	1,031,481	983,893
Deposits and court blocked accounts	13,733,308	13,769,288
Other assets	369,632	371,284
Investments	7,627,711	7,731,444
Fixed assets	24,777,053	24,750,478
Intangible assets	2,717,525	2,674,498
Non-current Assets	57,816,676	58,469,511
Total assets	78,898,969	79,803,359

Source: Financial statements and management information

Balance Sheet – Current and non-current assets (continued)

- According to the Management's information, the short-term balance of **Deposits and court blocked accounts** is calculated based on the average of the write-offs in the account over the last 12 months until the closing date. Accordingly, the fluctuations of deposit should be analyzed adding the short and long-terms amounts. By analyzing in this way, the positive variation was BRL 11 million, which is explained mainly by the following events:

i. In November, the court determined the blocking of BRL 14 million referring to ANATEL. As informed by the Management, the legal area has already initiated the procedure to release the amount in question;

ii. Positive impact of BRL 34 million referring to judicial deposits made prior to Judicial Reorganization and identified in November from a reconciliation process carried out by the Parties under Reorganization;

iii. Positive impact of BRL 48 million referring to the update of balances related to judicial deposits for tax and labor litigation;

Parties under Reorganization Consolidated – Balance Sheet Assets – October 31 and November 30, 2016 (continued)

Balance Sheet
Assets

BRL thousands	Oct 31, 2016	Nov 30, 2016
Cash and cash equivalents	6,455,893	6,848,821
Financial investments	26,422	32,352
Accounts receivable	7,620,860	7,520,623
Inventories	254,752	254,994
Current taxes recoverable	1,959,850	2,012,385
Deposits and court blocked accounts	1,064,872	1,039,979
Dividends and interest on owner's equity	612,601	612,601
Other assets	1,748,564	1,608,507
Assets held for sale	502,134	519,792
Loans receivable	772,093	815,742
Credits with related parties	64,252	68,052
Current assets	**21,082,293**	**21,333,848**
Credits with related parties	14,967	15.123
Financial investments	79,523	80,206
Deferred taxes recoverable	7,465,476	8,093,297
Other taxes	1,031,481	983,893
Deposits and court blocked accounts	13,733,308	13,769,288
Other assets	369,632	371,284
Investments	7,627,711	7,731,444
Fixed assets	24,777,053	24,750,478
Intangible assets	2,717,525	2,674,498
Non-current assets	**57,816,676**	**58,469,511**
Total assets	**78,898,969**	**79,803,359**

Source: Financial statements and management information

Balance Sheet – Current and non-current assets (continued)

iv. Write-off of BRL 45 million due to the Reorganization of amounts related to closed (PEX) processes; and

v. Negative impact of BRL 39 million related to the payment of lawsuits with guarantees, with BRL 30 million related to PEX and BRL 9 million to civil lawsuits.

- The balance of **Assets held for sale** had an increase of BRL 17.7 million in November, explained by the exchange variation on the investments in the operations maintained in Africa.
- The balances of **Loans receivable and Credit with related parties (short and long-term)** refer mainly to loans with entities headquartered abroad that are not contemplated in the JR process (Parties not under Judicial Reorganization). As the loan contracts were established in foreign currency (US Dollars and Euro), the balances were significantly affected by the exchange variation for the month, as described in the section "Summary of main issues addressed in this report". When analyzing the balances together, we observed an increase of BRL 47.6 million (6%) between October and November 2016, explained by the following factors:

i. Increase in balances of BRL 43.6 million arising from the exchange variation on loans receivable from entities not under Judicial Reorganization; and

ii. Increase of BRL 4 million due to the provision of interest on loans, taxes and other transactions.

Parties under Reorganization Consolidated – Balance Sheet Assets – October 31 and November 30, 2016 (continued)

Balance Sheet
Assets

BRL thousands	Oct 31, 2016	Nov 30, 2016
Cash and cash equivalents	6,455,893	6,848,821
Financial investments	26,422	32,352
Accounts receivable	7,620,860	7,520,623
Inventories	254,752	254,994
Current taxes recoverable	1,959,850	2,012,385
Deposits and court blocked accounts	1,064,872	1,039,979
Dividends and interest on equity	612,601	612,601
Other assets	1,748,564	1,608,507
Assets held for sale	502,134	519,792
Loans receivable	772,093	815,742
Credits with related parties	64,252	68,052
Current assets	**21,082,293**	**21,333,848**
Credits with related parties	14,967	15.123
Financial investments	79,523	80,206
Deferred taxes recoverable	7,465,476	8,093,297
Other taxes	1,031,481	983,893
Deposits and court blocked accounts	13,733,308	13,769,288
Other assets	369,632	371,284
Investments	7,627,711	7,731,444
Fixed assets	24,777,053	24,750,478
Intangible assets	2,717,525	2,674,498
Non-current assets	**57,816,676**	**58,469,511**
Total assets	**78,898,969**	**79,803,359**

Source: Financial statements and management information

Balance sheet – Current and non-current assets (continued)

- As informed by the Management, the increase of R$ 628 million in **Deferred taxes recoverable** is explained by temporary differences, mainly due to the impact of the exchange variation on expenses with interests on loans and financing obtained abroad.
- Decrease of R$ 47.6 million observed in the **Other taxes** in November is mainly due to the offset of IT/SC credits withheld, IOF, PIS and COFINS with taxes of the same nature to be collected.
- The net increase of R$ 103.7 million observed in **Investments** is mainly explained by the following results of the subsidiaries, which are not involved in the JR process, in November 2016:

i. Positive result of R$ 222 million related to the interest of Oi S.A. in PT Participações' shareholders' equity, mainly due to the appreciation of the Euro against the Brazilian Real in November 2016;

ii. R$ 68 million profit earned by Oi Internet;

iii. Negative result of R$ 168 million related to the change in shareholders' equity of Rio Alto, which was affected by the resolution of dividends and distribution of revenue reserve of R$ 185 million and profit of R$ 17 million in November.

iv. Loss of R$ 13 million registered in Serede; and

v. Loss of R$ 11 million registered in Paggo Empreendimentos.

Parties under Reorganization Consolidated - Balance Sheet Liabilities and Stockholders' Equity – October 31 and November 30 2016

Balance sheet Liabilities and Stockholders' Equity

BRL thousands	Oct 31, 2	Nov 30, 2016
Salaries, social charges and benefits	399,689	436,829
Suppliers	7,754,981	7,812,893
Loans and financing	47,734,696	49,782,733
Derivative financial instruments	104,694	104,694
Current taxes payable	1,616,542	1,665,313
Dividends and interest on equity	6,297	6,291
Authorizations and concessions payable	93,332	100,076
Tax refinancing Program	89,912	89,899
Provisions	860,068	868,761
Other obrigaitons	1,499,792	1,444,819
Current liabilities	**60,160,003**	**62,312,308**
Loans and financing	19,197	21,430
Other taxes	1,056,984	1,075,528
Authorizations and concessions payable	7,043	7,105
Tax refinancing Program	629,381	621,802
Provisions	3,610,087	3,612,031
Pension funds provisions	416,121	416,149
Provisions for investment losses	227,408	227,244
Other obligations	2.734.322	2.658.371
Non-current liabilities	**8,700,543**	**8,639,660**
Stockholder's equity	**10,038,423**	**8,851,391**
Total liabilities	**78,898,969**	**79,803,359**

Source: Financial statements and management information

Balance sheet - Liabilities and Stockholders' Equity

We present alongside the Consolidated Balance Sheets (Liabilities) of the Parties under Reorganization, for the months ended October 31, 2016 and November 30, 2016 provided by the Management.

Below we analyze the main variations observed in the month, with the relevant clarifications provided by the Management.

- The increase of R$ 37 million (9% in relation to the previous month) observed in **Salaries, social charges and benefits** is mainly explained by the constitution of a provision referring to the Collective Bargaining Agreement commonly executed in December (R$ 13.8 million) and by the provision of Employee Profit Sharing (R$ 11.1 million), which had been partially reversed in October, due to the revision of the metrics adopted.
- As presented previously, there was no significant settlement of accounts (Co- billing / interconnection) in November, the increase in **Suppliers** is mainly related to:

i. Accumulation of invoices related to interconnection (positive effect of R$ 47 million);

ii. Payment of ICMS, which in October 2016 had been recorded as **Suppliers** (negative effect of R$ 27 million);

iii. Provision of transfer to Oi Internet (positive effect of R$ 44 million) and

iv. Offset of invoices with advances made to PSRs (negative effect of R$ 21 million).

Parties under Reorganization Consolidated - Balance Sheet Liabilities and Stockholders' Equity – October 31 and November 30, 2016 (continued)

Balance sheet
Liabilities and
Stocckholders' Equity

BRL thousands	Oct 31, 2016	Nov 30, 2016
Salaries, social charges and benefits	399,689	436,829
Suppliers	7,754,981	7,812,893
Loans and financing	47,734,696	49,782,733
Derivative financial instruments	104,694	104,694
Current taxes payable	1,616,54	1,665,313
Dividends and interest on equity	6,297	6,291
Authorizations and concessions payable	93,332	100,076
Tax refinancing Program Provisions	89,912	89,899
Provisions	860,068	868,761
Other obligations	1,499,792	1,444,819
Current liabilities	**60,160,003**	**62,312,308**
Loans and financing	19,197	21,430
Other taxes	1,056,984	1,075,528
Authorizations and concessions	7,043	7,105
Tax refinancing Program	629,381	621,802
Provisions	3,610,087	3,612,031
Pension fund Provisions	416,121	416,149
Provisions for Investments losses	227,408	227,244
Other obligations	2,734,322	2,658,371
Non-current liabilities	**8,700,543**	**8,639,660**
Stockholder's equity	**10,038,423**	**8,851,391**
Total liabilities	**78,898,969**	**79,803,359**

Source: Financial statements and management information

Balance Sheet – Liabilities and Stockholders' Equity (continued)

• The balances of **Loans and Financing** (short and long term) increased 4% between October and November 2016, in absolute terms, equivalent to R$ 2,050 million. This increase is explained mainly by the impact of the exchange variation (R$ 1,699 million), for the provisions of interest payable (R$ 327 million), commissions (R$ 6 million) and new loan/loan for use between Copart4 and Oi Internet (R$ 2 million).

•More details on the nature of the loans and financing are in the table below:

R$ thousand	Oct-16	Variation	Nov-16
Foreign currency - third parties	34,127,335	1,889,230	36,016,565
National currency - third parties	36,016,565	127,672	13,301,822
Foreign currency - related parties	433,211	31,134	464,346
Loans and financing ST	**47,734,696**	**2,048,037**	**49,782,733**
National currency - related parties	19,197	2,233	21,430
Loans and financing LT	**19,197**	**2,233**	**21,430**
Total	**47,753,893**	**2,050,270**	**49,804,163**

Source: Information made available by the Management

• The increase of R$ 48.7 million in **current taxes payable** is mainly due to the transfer of ICMS to Suppliers in October, of R$ 27 million, reflecting a lower balance compared to the current month under analysis. In addition, accrued interest on the loan with Oi Coop (fixed in Euros) was affected by the exchange variation of the period, consequently there was a higher provision for income tax on the interest (R$ 18 million).

Parties under Reorganization Consolidated - Balance Sheet Liabilities and Stockholders' Equity – October 31 and November 30, 2016 (continued)

Balance sheet Liabilities and Stockholders' Equity	Oct 31, 2016	Nov 30, 2016
R$ thousand		
Salaries, social charges e benefits	399,689	436,829
Suppliers	7,754,981	7,812,893
Loans and financing	47,734,696	49,782,733
Derivative financial instruments	104,694	104,694
Current taxes payable	1,616,542	1,665,313
Dividends and interest on equity	6,297	6,291
Authorizations and concessions payable	93,332	100,076
Tax refinancing Program	89,912	89,899
Provisions	860,068	868,761
Other obligations	1,499,792	1,444,819
Current liabilities	**60,160,003**	**62,312,308**
Loans and financing	19,197	21,430
Other taxes	1,056,984	1,075,528
Authorizations and concessions payable	7,043	7,105
Tax refinancing Program	629,381	621,802
Provisions	3,610,087	3,612,031
Pension fund provisions	416,121	416,149
Provision for investment losses	227,408	227,244
Other obligations	2,734,322	2,658,371
Non-current liabilities	**8,700,543**	**8,639,660**
Stockholders' equity	**10,038,423**	**8,851,391**
Total liabilities	**78,898,969**	**79,803,359**

Source: Financial statements and management information.

Balance sheet - Liabilities and Stockholders' Equity (cont.)

The negative variation of R$ 131 million observed in **Other liabilities (ST and LT)** is mainly explained by the following factors:

i.Decrease in Revenues to appropriate, due to the higher consumption of prepaid credits in relation to the billing of the month (effect a reduction of the obligation by R$ 39 million);

ii.Settlement of pending matters related to payments made in duplicate by customers (effect a reduction of the obligation by R$ 13 million);

iii.Payment of the obligation related to the acquisition of interests held by the partner in the operation of Rio Alto. At the time of the constitution of the entity, it was agreed between the parties, that each one would hold 50% of the shares, and Oi S.A. is responsible for acquiring the shares related to the partner. As long as the acquisition of the remaining interest is not completed, the Party under Reorganization will receive 100% of the dividends, transmitting on to the partner the relevant portion of the dividends of Rio Alto (50%). The payment in question refers to the dividends distributed by the invested company in the month (effect a reduction of the obligation by R$ 88 million);

iv.Exchange variation of the month on the indemnity liabilities assumed in foreign currency payable by Oi S.A. As already discussed in the MAR-July 2016, this indemnity is attributed to a judicial decision, which resulted in a penalty due to anti-competitive practices in Europe (increase of the obligation by R$ 18 million).

Parties under Reorganization Consolidated - Balance Sheet Liabilities and Stockholders' Equity – October 31 and November 30, 2016 (continued)

Balance sheet Liabilities and Stockholders' Equity

BRL thousands	Oct 31, 2016	Nov 30, 2016
Current liabilities	**60,160,003**	**62,312,308**
Non-current liabilities	**8,700,543**	**8,639,660**
Capital	2,734,322	2,734,322
Capital reserves	1,484,911	1,484,911
Accumulated. Profits/Losses from previous years	(9,672,334)	(9,672,334)
Accumulated Profits/Losses from Jan/16 to Oct/16	(2,522,445)	(2,522,445)
Profits/Losses Nov/16		
Share issuance costs valuation	(377,429)	(1,394,014)
Equity appraisal adjustments	(228,375)	(377,429)
Other comprehensive income	(84,279)	(21,393)
Stockholder's equity	**10,038,423**	**8,851,391**
Total liabilities	**78,898,969**	**79,803,359**

Source: Financial statements and management information

Balance Sheet – Liabilities and Shareholders' Equity (continued)

- The consolidated loss of the Parties under Reorganization for November 2016, which will be commented below, was R$ 1,394 million.
- The positive variation of R$ 207 million in **Equity appraisal adjustment** refers mainly to the gain related to exchange variation on PT Participações shareholders' equity, which was registered in the consolidated statement of Oi S.A ..
- The other accounts of the group, as expected, did not suffer relevant variations.

Parties under Reorganization Consolidated – Monthly Statement of Operations - comparison November 2016 and October 2016

Statement of operations

BRL thousands	oct-2016	nov-2016
Gross operating revenue	3,559,921	3,201,669
Deductions from gross revenue	(1,708,838)	(1,373,797)
Net revenue from the sale of property and/or Services	**1,851,083**	**1,827.872**
Costs of services provided and sale of goods	(1,202,506)	(1,256,956)
Gross profit	**648,577**	**570,916**
Selling expenses	(325,713)	(355,237)
General and administrative expenses	(255,518)	(234,959)
Other operating income	156,520	123,929
Other operating expenses	(132,800)	(138,661)
Equity in the results of investees	163,805	94,050
Operating expenses	**(393,706)**	**(510,878)**
Profit before financial result and taxes	**254,871**	**60,038**
Financial result	193,146	114,439
Financial costs	610,403	(2,190,535)
Financial result	**803,549**	**(2,076,096)**
Current tax	(33,498)	(24,096)
Deferred tax	(335,275)	627,821
Tax incentive exploration profit	-	18,319
Income tax and social contribution on the profit (loss)	**(368,773)**	**622,044**
Consolidated profit (loss) for the period	**689,647**	**(1,394,014)**

Source: Financial statements and management information.

Monthly Statement of operations

On the left, we present the Consolidated Statement of Operations of the Parties under Reorganization, for the months of October and November 2016 as provided by the Management. It should be noted that these financial statements refer only to the seven companies in JR (Consolidated Statements of the Parties under Reorganization) and not to the Oi Group.

Below we analyze the main changes observed in the month of November in relation to the previous month with the relevant clarifications provided by the Management.

- The **Gross Revenue (reduced by R$ 358 million (10%) in comparison** to the month of October. As assessed with the Management, the movement is a reflection of the restructuring of the tariff components of Landline Services and data communication services, guided by the displacement of customers to the new telephone plans, whose invoices are simplified.
- The practical effect of this change is the partial incorporation of discounts to the prices charged and the accounting effect is the reduction of approximately R$ 324 million in the lines of "**Gross operating revenue**" (Landline Service and Data Communication Services) and "**Gross revenue deductions**", without effects on the consolidated Net Revenue, as shown in the table.
- As informed by the Management, with the simplification of invoices, the objective is to facilitate the understanding about them and consequently reduce the volume of customer claims and related expenses.

Parties under Reorganization Consolidated – Monthly Statement of Operations - comparison November 2016 and October 2016 (continued)

Statement of operations

BRL thousands	Oct 31, 2016	Nov 30,2016
Gross operating revenue	3,559,921	3,201,669
Deductions from gross revenue	(1,708,838)	(1,373,797)
Net revenue from the sale of property and/or Services	**1,851,083**	**1,827.872**
Costs of services provided and sale of goods	(1,202,506)	(1,256,956)
Gross profit	**648,577**	**570,916**
		]
Selling expenses	(325,713)	(355,237)
General and administrative expenses	(255,518)	(234,959)
Other operating income	156,520	123,929
Other operating expenses expenses	(132,800)	(138,661)
Equity in results of investees	163,805	94,050
Operating expenses	**(393,706)**	**(510,878)**
Profit before financial result and taxes	**254,871**	**60,038**
Financial result income	193,146	114,439
Financial costs	610,403	(2,190,535)
Financial result	**803,549**	**(2,076,096)**
Current tax	(33,498)	(24,096)
Deferred tax	(335,275)	627,821
Tax incentive exploration profit	-	18,319
Income tax and social contribution on the profit/(loss)	**(368,773)**	**622,044**
Consolidated profit (loss) for the period	**689,647**	**(1,394,014)**

Source: Financial statements and management information.

Monthly Statement of operations (continued)

- In addition to the reduction previously discussed, revenues from Landline Service and Data Communication Services also had a reduction of approximately R$ 62 million, following the decrease in the subscribers base.
- Mobile Telephone Service, which is not contemplated in the amendment above, presented a revenue increase of approximately R$ 10 million. Revenues related to compensation for Use of Landline/Mobile Network increased by R$ 5 million and revenues from Other services increased by R$ 13 million in November.
- The chart below illustrates the movements in the main gross revenue accounts.


R$ million
1,400
1,200
1,000
800
600
400
200
-
1,214
1,021
1,032
1,042
79
84
959
766
275
288
Telephone Service
Mobile telephone service
Compensation for network use
Data communication Services
Other services
Oct-16
Nov-16

Source: Accounting trial balances

Parties under Reorganization Consolidated – Monthly Statement of Operations - comparison November 2016 and October 2016 (continued)

Statement of operations

BRL thousands	Oct 31, 2016	Nov 31, 2016
Gross Operating Revenue	3,559,921	3,201,669
Deductions from gross revenue	(1,708,838)	(1,373,797)
Net revenue from the sale of property and/or Services	**1,851,083**	**1,827.872**
Costs of services provided and sale of goods	(1,202,506)	(1,256,956)
Gross profit	**648,577**	**570,916**
Selling expenses	(325,713)	(355,237)
General and administrative expenses	(255,518)	(234,959)
Other operating income	156,520	123,929
Other operating expenses	(132,800)	(138,661)
Equity in the result of investees	163,805	94,050
Operating expenses	(393,706)	(510,878)
Profit before financial result and taxes	**254,871**	**60,038**
Financial income	193,146	114,439
Financial costs	610,403	(2,190,535)
Financial result	**803,549**	**(2,076,096)**
Current tax	(33,498)	(24,096)
Deferred tax	(335,275)	627,821
Tax incentive exploration profit	-	18,319
Income tax and social contribution on profit (loss)		**(368,773)**
	622,044	
Consolidated profit (loss) for the period		**689,647**
	(1,394,014)	

Source: Financial statements and management information

Subscribers base (in thousands)	Jun/16	Ju/16	Aug/16	Sep/16	Oct/16	Nov/16	Variation (%) oct-nov 16
Mobile	47,575	47,294	47,083	46,387	45,724	45,396	-1%
Landline	14,707	14,672	14,583	14,525	14,474	14,413	0%
Velox	5,710	5,722	5,719	5,722	5,737	5,743	0%
TV	1,131	1,152	1,164	1,174	1,189	1,198	1%
Total	**69,123**	**68,839**	**68,549**	**67,808**	**67,124**	**66,750**	**-1%**

Source: management information

Monthly statement of operations (continued)

- The Net Revenue in November followed the reduction of the total subscriber's base of the Parties under Reorganization, which was approximately 1%, according to the table below the left parties.
- The average net ticket charged for subscriptions of the Parties under Reorganization (Landline, mobile, TV and Velox) decreased by 1% when compared to October 2016.


BRL million
2,000
1,950
1,900
1,850
1,800
1,750
29
28
28
28
28
28
27
27
27
27
1,962
28.4
1,902
27.6
1,900
27.7
1,861
27.5
1,851
27.6
1,828
27.4
un-16
jul-16
aug-16
sep-
oct-16
nov-16
Net revenue
Average ticket (in BRL)

Source: Accounting balances and PwC analysis

* We emphasize that from the previous MAR (October/2016), differently from the others, we analyzed the subscribers' basis in relation to the net revenue of the deductions mentioned above. Thus, avoiding that any distortions in the calculation of the "average ticket" of the subscribers occur, as would be observed if the calculation was made based on the gross operating revenue.

Parties under Reorganization Consolidated – Monthly Statement of Operations - comparison November 2016 and October 2016 (continued)

Statement of operations

BRL thousands	Oct 31, 2016	Nov 30, 2016
Gross operating revenue	3,559,921	3,201,669
Deductions from gross revenue	(1,708,838)	(1,373,797) f
Net revenue from the sale of property and/or Services	**1,851,083**	**1,827,872**
Costs of services provided and sale of goods	(1,202,506)	(1,256,956)
Gross profit	**648,577**	**570,916**
Selling expenses	(325,713)	(355,237)
General and administrative expenses	(255,518)	(234,959)
Other operating income	156,520	123,929
Other operating expenses	(132,800)	(138,661)
Equity in the result of investees	163,805	94,050
Operating expenses	**(393,706)**	**(510,878)**
Profit before financial result and taxes	**254,871**	**60,038**
Financial income	193,146	114,439
Financial costs	610,403	(2,190,535)
Financial result	**803,549**	**(2,076,096)**
Current tax	(33,498)	(24,096)
Deferred tax	(335,275)	627,821
Tax incentive exploration profit	-	18,319
Income tax and social contribution on profit (loss)	**(368,773)**	**622,044**
Consolidated profit (loss) for the period	**689,647**	**(1,394,014)**

Source: Financial statements and management information

Monthly statement of operations (continued)

- In November 2016, the Parties under Reorganization presented an increase of approximately 4.5% in the **Cost of Services Provided.** The consolidated gross margin was lower than the one in the previous month due to the combination of this increase and the drop in net revenue.
- The increase in Cost was mainly affected by the reclassification of the portion of expenses with electric energy (R$ 20.7 million) referring to November, which was recorded as General and administrative expenses up to the previous month. Save this reclassification, the actual increase in Costs was due to the increase in expenses with network maintenance services (R$ 16 million), rents and insurance (R$ 6 million) and also costs of handsets sold (R$ 4 million) due to commercial efforts in the month of November.

Gross profit Gross Margin


800
700
600
500
400
300
200
100
-
BRL million
40%
35%
30%
25%
20%
15%
10%
5%
0%
584
680
722
639
649
571
30%
36%
38%
34%
35%
31%
jJn-16
Jul-16
Aug-16
Sep-16
Oct-16
Nov-16
Gross income
Gross Margin

Source: Accounting balances and PwC analysis

Parties under Reorganization Consolidated – Monthly Statement of Operations - comparison November 2016 and October 2016 (continued)

Statement of operations

BRL thousands	Oct 31, 2016	Nov 30,
Gross operating revenue	3,559,921	3,201,669
Deductions from gross revenue	(1,708,838)	(1,373,797)
Net revenue from the sale of property and/or Services	**1,851,083**	**1,827.872**
Costs of services provided and sale of goods	(1,202,506)	(1,256,956)
Gross profit	**648,577**	**570,916**
Selling expenses	(325,713)	(355,237)
General and administrative expenses	(255,518)	(234,959)
Other operating revenues income	156,520	123,929
Other operating expenses	(132,800)	(138,661)
Equity in the results of investees	163,805	94,050
Operating expenses	**(393,706)**	**(510,878)**
Profit before financial result and taxes	**254,871**	**60,038**
Financial income	193,146	114,439
Financial costs	610,403	(2,190,535)
Financial result	**803,549**	**(2,076,096)**
Current tax	(33,498)	(24,096)
Deferred tax	(335,275)	627,821
Tax incentive exploration profit	-	18,319
Income tax and social contribution on profit (loss)	**(368,773)**	**622,044**
	689,647	**(1,394,014)**

Consolidated Profit/Loss for the Period

Source: Financial statements and management information

Monthly statement of operations (continued)

- There was an increase of approximately R$ 29.5 million in the **Selling expenses** in November. As explained by the Management, this variation is mainly due to the institutional Christmas campaigns, which represented an increase of R$ 16 million in advertising and publicity expenses compared to the previous month. In addition, there were higher expenses with postage, printing and collection charges of R$ 10 million.
- The **General and administrative expenses** decreased by R$ 20.5 million, reflecting the reclassification of expenses with electricity between Expenses and Costs, as mentioned previously.
- The reduction observed in **Other operating income** was R$ 32.6 million (21%) compared to October 2016. This is due mainly to two factors:

  i. Infrastructure rents (towers): reduction of R$ 10.4 million for non-associated companies; and

  ii. In October, the dividends declared by Oi S.A. in 2013 (R$ 23 million) were prescribed, as they were not redeemed by the shareholders within the legal term (3 years). Since in November there was no revenue from this fact, we observed a reduction of R$ 23 million in this item, compared to October 2016.

Parties under Reorganization Consolidated – Monthly Statement of Operations - comparison November 2016 and October 2016 (continued)

Statement of operations

BRL thousands	Oct-2016	Nov-2016
Gross operating revenue	3,559,921	3 ,201,669
Deductions	(1,708,838)	(1,373,797)
Net revenue from the sale of property and/or Services	**1,851,083**	**1,827,872**
Costs of services provided and sale of goods	(1,202,506)	(1,256,956)
Gross Income	**648,577**	**570,916**
Selling expenses	(325,713)	(355,237)
General and administrative expenses	(255,518)	(234,959)
Other operating income	156,520	123,929
Other operating expenses	(132,800)	(138,661)
Equity In the result of investees	163,805	94,050
Operating expenses	(393,706)	(510,878)
Profit before financial result and taxes	**254,871**	**60,038**
Financial income	193,146	114,439
Financial costs	610,403	(2,190,53
Financial result	**803,549**	**(2,076,096)**
Deferred tax	(33,498)	(24,096)
Current tax	(335,275)	627,821
Tax incentive exploration profit	-	18,319
Income tax and social contribution on profit (loss)	**368,773**	**622**
	(04,4,535)	
Consolidated profit (loss) for the period	**689,647**	**(1,394,014)**

Source: Financial statements and management information

Monthly statement of operations (continued)

- The **Equity in the results of investees** reflects the appropriation of the net result of the subsidiaries of the group Oi that are not Parties under Reorganization. In November 2016, the Equity in the result of investees was mainly impacted by the following entities:

  i. Oi Internet – with a net profit of R$68 million;

  ii. Rio Alto Participações – with a net profit of R$17 million;

  iii. Serede – with a loss of R$11 million;

  iv. Oi Paggo - with loss of R$12 million; and

  v. PT Participações – with a net profit of R$31 million in the month. It is worth mentioning that the Equity Method prepared by the Management does not consolidate the negative variation in PT Participações' Stockholders' equity resulting from the exchange variation of November, a variation that is presented in the topic of "Investments" in the Balance Sheet Section. Only Net Income for the month is added to the Equity in the results of investees.

Parties under Reorganization Consolidated – Monthly Statement of Operations - comparison November 2016 and October 2016 (continued)

Statement of operations
BRL thousands

	Oc 31, 2016	Nov 30, 2016
Gross operating revenue	3,559,921	3,201,669
Deductions from gross revenue	(1,708,838)	(1,373,797)
Net revenue from the sale of property and/or Services	**1,851,083**	**1,827,872**
Costs of services provided and sale of goods	(1,202,506)	(1,256,956)
Gross profit	648,577	570,916
Selling expenses	(325,713)	(355,237)
General and administrative expenses	(255,518)	(234,959)
Other operating income	156,520	123,929
Other operating expenses	(132,800)	(138,661)
Equity in the result of investees	163,805	94,050
Operating expenses	**(393,706)**	**(510,878)**
Profit before financial result and taxes	**254,871**	**60,038**
Financial income	193,146	114,439
Financial costs	610,403	(2,190,53
Financial result	**803,549**	**(2,076,096)**
Current tax	(33,498)	(24,096)
Deferred tax	(335,275)	627,821
Tax incentive exploration profit	-	18,319
Income tax and social contribution on the profit (loss)	**(368,773)**	**622,044**
Consolidated profit (loss) for the period	**689,647**	**(1,394,014)**

Source: Financial statements and management information.

Indicators	Sep-30-16	Oct-31-16	Nov-30-16
USD	**3.2462**	**3.1811**	**3.3967**
% Variation in the month	0.18%	-2.01%	6.78%
EURO	**3.6484**	**3.4811**	**3.6002**
% Variation in the month	1.02%	-4.59%	3.42%
Interbank Deposit Certificate	**1.11%**	**1.10%**	**1.04%**
IPCA (Broad national consumer price index)(m-2)	**0.52%**	**0.44%**	**0.08%**
Business Days	**21**	**20**	**20**

Source: Information made available by the Management

Monthly statement of operations (continued)

- As expected and already observed in the previous months, the variation of the consolidated **Financial result** arises primarily from the appropriation of interest incurred in the period and mainly from exchange variation.
- In November 2016, the Brazilian currency depreciated against the US dollar at 6.78% and 3.42% against the euro. These movements in the foreign exchange scenario increased the provision for interest and exchange variation assessed on loans in foreign currency, resulting in significant losses in the consolidated financial result of the Parties under Reorganization.
- Due to the magnitude of the financial debt and the lack of financial instruments for exchange protection, the effect of the exchange rate is relevant, influencing the significant worsening of the monthly financial result, as shown below.

R$ thousand

	Oct-16	Nov-16	Variation	% on total variation
Interest, monetary variations on loans (related companies)	(36,670)	16,964	53,633	-2%
Interest, monetary and exchange variations on loans payable (third parties)	843,514	(2,190,535)	(2,863,857)	99%
Derivative financial instruments operations	(234)	-	234	0%
Income from financial investments	66,021	77,024	11,003	0%
Adjustment for inflation of provisions for losses in judicial proc.	(22,562)	(40,197)	(17,635)	1%
Taxes on financial operations and bank charges	(32,708)	(38,824)	(6,116)	0%
Interest and monetary variations on other liabilities and assets	(7,733)	23,785	31,518	-1%
Others	(6,080)	(94,504)	(88,424)	3%
Consolidated Financial result	**803,549**	**(2,076,095)**	**(2,879,644)**	**100%**

Source: Financial statements and management information

Parties under Reorganization Consolidated – Monthly Statement of Operations - comparison November 2016 and October 2016 (continued)

Statement of operations

BRL thousands	Oct 31, 2016	Nov 30,
Gross operating revenue	3,559,921	3,201,669
Deductions from gross revenue	(1,708,838)	(1,373,797)
Net revenue from the sale of property and/or Services	**1,851,083**	**1,827.872**
Costs of services provided and sale of goods	(1,202,506)	(1,256,956)
Gross profit	**648,577**	**570,916**
Selling expenses	(325,713)	(355,237)
General and administrative expenses	(255,518)	(234,959)
Other operating income	156,520	123,929
Other operating expenses	(132,800)	(138,661)
Equity in the results of investees	163,805	94,050
Operating expenses	**(393,706)**	**(510,878)**
Profit before financial result and taxes	**254,871**	**60,038**
Financial income	193,146	114,439
Financial costs	610,403	(2,190,535)
Financial result	**803,549**	**(2,076,096)**
Current tax	(33,498)	(24,096)
Deferred tax	(335,275)	627,821
Tax incentive exploration profit	-	18,319
Income tax and social contribution on the profit (loss)	**(368,773)**	**622,044**
Consolidated profit (loss) for the period	**689,647**	**(1,394,014)**

Source: Financial statements and management information.

Monthly Statement of operations (continued)

- For further details, we present below the evolution of the Financial result of the Parties under Reorganization between October and November, based on the items presented previously.

Bridge of the Financial result


1,000,000
500,000
-
(500,000)
(1,000,000)
(2,000,000)
(2,500,000)
BRL thousand
803,549
31,518
(2,863,857)
53,633
(100,938)
(2,076,095)
Financial result Oct/2016
(a)
(b)
(c)
(d)
Financial result Nov/16

Source: management information and PwC analysis

Chart legend "Bridge of the Financial result "

(a)Interest and monetary variations / other liabilities and assets

(b)Interest and monetary variations on loans payable (third parties)

(c)Interest and monetary variations on loans (related companies)

(d)Others

Parties under Reorganization Consolidated – Monthly Statement of Operations - comparison November 2016 and October 2016 (continued)

Statement of operations

BRL thousands	Oct 31, 2016	Nov 30,
Gross operating revenue	3,559,921	3,201,669
Deductions from gross revenue	(1,708,838)	(1,373,797) f
Net revenue from the sale of property and/or Services	**1,851,083**	**1,827,872**
Costs of services provided and sale of goods	(1,202,506)	(1,256,956)
Gross profit	**648,577**	**570,916**
Selling expenses	(325,713)	(355,237)
General and administrative expenses	(255,518)	(234,959)
Other operating income	156,520	123,929
Other operating expenses	(132,800)	(138,661)
Equity in the results of investees	163,805	94,050
Operating expenses	**(393,706)**	**(510,878)**
Profit before financial result and taxes	**254,871**	**60,038**
Financial income	193,146	114,439
Financial expense	610,403	(2,190,535)
Financial result	**803,549**	**(2,076,096)**
Current tax	(33,498)	(24,096)
Deferred tax	(335,275)	627,821
Tax incentive "lucro da exploração"	-	18,319
Income tax and social contribution on the profit (loss)	**(368,773)**	**622,044**
Consolidated profit (loss) for the period	**689,647**	**(1,394,014)**

Source: Financial statements and management information.

Monthly statement of operations (continued)

- The positive result of R$ 628 million registered in November as **Deferred income tax and social contribution** relates mainly to the deterioration of the Financial result arising from the exchange variation of loans and financing issued abroad and recognition of interest on debt. It is possible to observe this accounting movement in the corresponding asset accounts (Deferred tax recoverable).
- As explained by the Management, the **Tax incentive called "Lucro da Exploração"** account comes from tax benefits covering the northern and northeastern regions (SUDENE and SUDAM). Incentives had not been used in previous months because the income tax (IT) amounts withheld exceeded those amounts calculated monthly. However, in November the IT calculated exceeded the value withheld allowing the use of tax incentives assured in this month.
- It should be noted that our work as Administrators does not include analysis on the adequacy of the tax calculation by the Parties under Reorganization and potential risks associated with the relevant procedures adopted.

Parties under Reorganization Consolidated – Management Cash Flow Statement - November 1 to November 30, 2016

Receipts	Oct-16	Nov-16	Δ
Clients	1,996	1,947	-2%
Dealers	466	494	6%
Services for Network use/Others	321	146	-55%
Total	2,783	2,587	-7%

Materials/Services	Oct-16	Nov-16	Δ
Plant Maintenance	(120)	(103)	-14%
Rents	(255)	(238)	-6%
Data processing/graphics	(110)	(113)	2%
Call Center Service/Collection	(199)	(101)	-49%
Concessionaires	(98)	(107)	9%
Consultants / Audits/ Fees	(34)	(35)	2%
Other Services/Payments	(415)	(506)	22%
Total	(1,231)	(1,203)	-2%

Investments	Oct-16	Nov-16	Δ
Telemar	(162)	(132)	-19%
Brt Fixa	(71)	(59)	-17%
Oi Móvel	(83)	(90)	9%
Total	(316)	(281)	-11%


R$ Million
12,000
11,000
10,000
9,000
8,000
7,000
6,000
5,000
6,595
2,587
(124)
(1,203)
(85)
(636)
(3)
(23)
(281)
23
32
93
6,973
cash operating generation = BRL 231 million
Initial balance - Financial Cash (Oct/16)
Receipts
Personnel
Materials/Services
Services of Use of Network
Taxes
Judicial deposits
Contingencies
Investments
Operations Intra - Group
Financial Operations
Dividends and Interests on Capital
Final Balance - Financial Cash (Nov/16)

Source: Management statements prepared and made available by the Parties.

•As already reported in the previous MARs, the chart presented is prepared based on management information, prepared monthly by the Management on a consolidated basis, only for inclusion in the MARs. As already reported, this management financial cash flow does not directly reconcile with the accounting balance. There is a difference of R$ 11 million in favor of the book balance, which corresponds to approximately 0.2% of the book balance of Cash and Cash Equivalents. This difference is mainly explained by the following factors:

a) Values not yet transferred from bank accounts to the centralized treasury account, which have not yet been reconciled (payments and receipts "in transit");
b) Frozen account by court order applied in the Littoral Fund (Itaú) appear positively in the position of the Management Cash. However, these amounts are deducted from the Cash Account;
c) Telemar and Oi S.A. hold securities of Oi Coop (Bond USD 2022). In the cash of these companies this value appears as an investment. However, in the consolidated statement, cash with debt is eliminated, so as the value of this debt is disclosed net from this amount repurchased.

List of Creditors

List of Creditors

Creditors per Area	Published on June 20, 2016 Number creditors	Local currency	Foreign currency	Total	Published on September 20, 2016 Number of creditors	Local currency	Foreign currency	Total
Legal – Labor lawsuits	5,007	483	-	483	4,978	479	-	479
Attorneys' fees	191	86	0	86	186	86	0	86
Pension Fund	1	534	-	534	1	534	-	534
Suppliers - CAP - Attorneys	6	1	-	1	7	1	-	1
Legal - Civil - PEX	-	-	--		41	4	-	4
Class 1 - Labor creditors	**5,205**	**1,104**	**0**	**1,104**	**5,213**	**1,104**	**0**	**1,104**
Financial	1	3,327	-	3,327	1	3,327	-	3,327
Class 2 – Lenders with real guarantee	**1**	**3,327**	-	**3,327**	**1**	**3,327**	-	**3,327**
Financial	19	9,403	36,691	46,094	17	3,952	36,710	40,662
Anatel - AGU and judicial sphere	1	7,201	-	7,201	-	-	-	-
Anatel - administrative sphere	1	3,891	-	3,891	1	11,092	-	11,092
Legal - Civil lawsuits PEX	43,432	1,373	-	1,373	43,463	1,373	-	1,373
Suppliers - CAP – Suppliers	746	1,353	8	1,361	820	6,997	11	7,008
Suppliers - CAP – Intercompany	78	238	-	238	-	-	-	-
Legal - Strategic Civil Lawsuits	62	152	-	152	62	152	-	152
Legal – Lawsuits - JEC	12,202	106	-	106	12,251	106	-	106
Legal - Civil Lawsuits consumer	1,902	85	-	85	1,934	79	-	79
Legal – Lawsuits - Administrative	90	11	-	11	-	-	-	-
Attorneys' fees	37	4	-	4	37	4	-	4
PROCON /ANCINE	-	-	-	-	90	18	-	18
Suppliers HR	-	17	-	17	8	17	-	17
Legal - Labor Lawsuits	-	-	-	-	-	-	-	-
Class 3 - Unsecured creditors	**58,570**	**23,834**	**36,700**	**60,534**	**58,683**	**23,790**	**36,721**	**60,511**
Legal - Civil Lawsuits PEX	1,909	113	-	113	1,909	113	-	113
Suppliers - CAP – Suppliers	1,105	63	-	63	1,101	64	-	64
Legal - Strategic Civil Lawsuits	18	7	-	7	18	7	-	7
Legal – Lawsuits JEC	31	0	-	0	31	0	-	0
Legal – Civil Lawsuits - consumer	11	0	-	0	11	0	-	0
Class 4 - Small and small size companies	**3,074**	**184**	-	**184**	**3,070**	**184**	-	**184**
Total creditors	**66,850**	**28,449**	**36,700**	**65,149**	**66,967**	**28,405**	**36,721**	**65,127**

***There was no change in the list of creditors presented above in relation to the one reported in the MAR of the previous month. On the following page we present details about the creditors list published.**

List of Creditors

- Based on its controls and internal systems, the Management of the Parties under Reorganization has prepared and consolidated a list of all the obligations that, according to Management, should make up the base of creditors at the time the Judicial Reorganization was applied for (June 20, 2016). The first list was attached to the case records along with the initial petition and subsequently rectified and updated by the Management of the Parties under Reorganization, as shown in the columns at the right in the table presented on page 36.
- The columns to the right refer to the Notice in accordance with Article 52, paragraph 1, of Act 11,101 / 2005, published on September 20, 2016.
- The compositions presented includes the List of Creditors classified as: Class 1 (Labor creditors), Class 2 (Lenders with real guarantee), Class 3 (Unsecured creditors) and Class 4 (Small and small sized companies), as legally required.
- For more details of the AJ's activities together with the Management of the Parties under Reorganization and of the Creditors can be found in the Section "Summary of the JAs' Activities" later in his report.

Summary of the Administrators' Activities

Summary of the Administrators' Activities up to date

Creditors service

As in the previous months, the JAs' continue to be contacted by national and international creditors, either by the telephone number, 0800-717-7738 or +55 (21) 3232-1142, created especially for foreign creditors, or by the e-mail credoresoi.pwc.wald@pwc.com.

In the last month, the JAs' dedicated themselves to terminate their Relationship with Creditors resulting from the analysis of 25,883 Claims and Divergences received and corresponding documentation, which shall be published pursuant to Article 7, paragraph 2, of Act 11101/05.

For this purpose, the JAs' mainained daily contacts with the company and held meetings with both the company and all creditors who submitted Claims and Divergences and who intended or were asked to provide clarification regarding their claims.

The JAs' continue to analyze legal issues of different complexities and various branches of law, including international law, in view of the many questions that continue to arise.

Following the JAs' have listed the statements presented in the records of the electronic process after the last Monthly Activity Report, indicating the relevant pages.

Summary of the Administrators' Activities up to date (continued)

SUMMARY OF THE ADMINISTRATORS' STATEMENTS		
Pgs. 104,672/104,673	Manifestation on the requirement of the Parties under Reorganization to begin mediation proceeding with the creditors.	12.14.2016
Pgs. 104,707/104,766	Monthly Report of the activities performed by the Parties under Reorganization.	12.15.2016
Pgs. 104,689/104,691	Manifestation on: i. The office of the the 3rd Court of Maringá, State of Paraná, requesting a credit reserve of R$ 55,245.19, arising from the provisionally conviction awarded in the records of the Labor Claim No. 0001569-94.2015.5.09.0661; ii. documentation attached to the records by Citicorp Trustee Company Ltd .; iii. petition of the General State Prosecutor of Rio Grande do Sul, informing the receipt by PROCON/RS of a letter from the JAs' notifying the existence of a credit of R$ 123,112, 88, as well as a request for information on the origin of the credit;	12.16.2016

Summary of the Administrators' Activities up to date (continued)

SUMMARY OF THE ADMINISTRATORS' STATEMENTS		
Pgs. 104,689/104,691	Manifestation on: iv. request for conciliation hearing to be held with the Parties under Reorganization that "shall, exclusively deal with the cases whose creditors originate from Proceedints that have as an object of discussion the so-called Telephony Expansion Plan - PEX", prepared by Júlio César de Azeredo Sá and others; v. the request for notification of the Parties under Reorganization to clarify matters related to the Judicial Reorganization Plan prepared by Goldentree Distressed Fund 2014 LP and others; and vi. petition of the Parties under Reorganization of the funds Capricorn Capital Ltd. and Syzygy Capital Management Ltd.	12.16.2016

Summary of the Administrators' Activities up to date (continued)

SUMMARY OF THE ADMINISTRATORS' STATEMENTS	Interlocutory appeals in which the Judicial Administrators presented manifestations:	
0058613-52.2016.8.19.0000	Appeal filed by Agência Nacional de Telecomunicações – Anatel against the decision on pages 96.679/96.681 that, granting request of the Parties under Reorganization, extended the effects of the "decisum" on page 90.466/90.470, for the purpose of suspending the enforceability of: (i) renovation of the insurance policies Nos. 1635506998354323721 FAIRFAX and 750000161-3 ALLIANZ, related to the Authorization Instruments Nos. 519/2012/SPV-ANATEL, 520/2012/SPV- NATEL and 521/2012/SPV-ANATEL, until a new amount to be guaranteed is defined, having in view the partial compliance with the comprehensive commitments; and (ii) renovation or substitution of the policies FAIRFAX 1635507130452150544, ACE 004/20120000897-12 and JMALUCELLI 004/2012- 0222572 policies, until the communications of fulfillment of compliance commitments already submitted to said Agency be analyzed.	12.13.2016
0060963-13.2016.8.19.0000	Appeal filed by the Agência Nacional de Telecomunicações – Anatel against decision on p. 95.842/95.846 that deferred the request prepared by the Parties under Reorganization for the mediation procedure to be installed between the parties for the self-composition of the credit listed in class III owned by said Agency.	12.16.2016

Summary of the Administrators' Activities up to date (continued)

SUMMARY OF THE ADMINISTRATORS' STATEMENTS	Proof of Claim in which the Judicial Administrators presented manifestations:	
0347571-27.2016.8.19.0001	Request filed by Neide Rosa Silva Pozza, in which she claims to be a creditor of the amount of R$ 108,923.71, credit which originates from suit No. 0075161-98.2007.8.21.0005, filed before the 3rd Civil Court of the Judicial District of Bento Gonçalves, State of Rio Grande do Sul, against Brasil Telecom SA (currently known as Oi SA).	1.16.2017
0348135-06.2016.8.19.0001	Request filed by Shelida Fernanda de Souza Alves, in which she claims to be a creditor of the amount of R$ 3,728.24, credit which originates from suit No. 0176168-13.2015.8.13.0479, filed before the 2nd Special Civil Court of the Judicial District of Passos, State of Minas Gerais, against Oi Móvel S.A.	1.16.2017
0350470-95.2016.8.19.0001	Request filed by Jose Alfredo Santos, in which he claims to be a creditor of the amount of R$ 29,520.40, credit which originates from suit No. 201640100079, filed before the 1st Special Civil Court of the Judicial District of Aracaju, State of Sergipe, against former TNL PCS S.A. (now Oi Móvel S.A.).	1.16.2017

Summary of the Administrators' Activities up to date (continued)

SUMMARY OF THE ADMINISTRATORS' STATEMENTS	Proof of Claim in which the Judicial Administrators presented manifestations:	
0351150-80.2016.8.19.0001	Request filed by Vinicius Augusto do Prado Ferreira, in which he claims to be a creditor of the amount of R$ 1,122.19, credit which originates from suit No. 0032481-49.2016.8.19.0002, filed before the 3rd Special Civil Court of the Judicial District of Niterói, State of Rio de Janeiro, against Telemar Norte Leste S.A.	1.16.2017
0351186-25.2016.8.19.0001	Request for proof of claim filed by Décio Afonso Berger and Terezinha Maria Perosa Berger, in which they claim to be a creditor of the amount of R$ 17,869.92, credit which originates from suit No. 2016.06.1.001335-7, filed before the 1st Special Civil and Criminal Court of Sobradinho, Distrito Federal, against Oi S.A	1.16.2017
0358776-53.2016.8.19.0001	Request for proof of claim filed by Josimar Denes, in which he claims to be a creditor of the amount of R$ 3.150,00, credit which originates from suit No. 0117434-46.2016.8.19.0001, filed before the 5th Regional Special Civil Court of Copacabana, State of Rio de Janeiro, against Telemar Norte Leste S.A.	1.16.2017

Summary of the Administrators' Activities up to date (continued)

SUMMARY OF THE ADMINISTRATORS' STATEMENTS	Proof of Claim in which the Judicial Administrators presented manifestations:	
0359271-97.2016.8.19.0001	Request for proof of claim filed by Rafael Casemiro da Silva, in which he claims to be a creditor of the amount of R$ 3,221.00, credit which originates from suit No. 0008362-79.2016.8.19.0210, filed before the 11th Regional Special Civil Court of Leopoldina, State of Rio de Janeiro, against Telemar Norte Leste S.A.	1.16.2017
0359394-95.2016.8.19.0001	Request for proof of claim filed by Luan Silveira da Silva, in which he claims to be a creditor of the amount of R$ 2,400.00, credit which originates from suit No. 0042701-43.2015.8.19.0002, filed before the 1st Special Civil Court of Niterói, State of Rio de Janeiro, against Telemar Norte Leste S.A.	1.16.2017
0359539-54.2016.8.19.0001	Request for proof of claim filed by Luciana Giovanoni, in which she claims to be a creditor of the amount of R$ 140.000,00, credit which originates from labor suit No. 0021325-37.2015.5.04.0012 filed before the 12th Labor Court of Porto Alegre, State of Rio Grande de Sul, against Oi S.A.	1.16.2017

Summary of the Administrators' Activities up to date (continued)

SUMMARY OF THE ADMINISTRATORS' STATEMENTS	Proof of claim in which the Judicial Administrators Presented manifestations:	
0372742-83.2016.8.19.0001	Request for proof of claim filed by Sedenil Oliveira da Conceição, in which he claims to be a creditor of the amount of R$ 6,590.00, credit which originates from suit No. 0015457.12.2015.8.19.0012, filed before the Special Civil Court of Cachoeiras de Macacu, State of Rio de Janeiro, against Telemar Norte Leste S.A.	1.16.2017
0378069-09.2016.8.19.0001	Request for proof of claim filed by Claudia Valéria Assino de Souza, in which she claims to be a creditor of the amount of R$ 11.624,19, credit which originates from suit No. 0037712-49.2015.8.19.0210, filed before the 10th Regional Special Civil Court of Leopoldina, State of Rio de Janeiro, against Oi Móvel S.A.	1.16.2017
0386239-67.2016.8.19.0001	Request for proof of claim filed by Edmilson Souza de Andrade, in which he claims to be a creditor of the amount of R$ 3.500,00, credit which originates from suit No. 0122682.90.2016.8.19.0001, filed before the 8th Regional Special Civil Court of Tijuca, State of Rio de Janeiro, against Telemar Norte Leste S.A.	1.16.2017

*** In addition to the cases presented, the Judicial Administrators, in response to official letters and requests directly addressed to the Administrators by the difference Courts of the Country, presented their statements in lawsuits filed against the Parties under Reorganization.**

Attachments

Consolidation Procedures

Combination of information

•As already mentioned, the process of consolidation of the financial information of the Parties under Reorganization generates information different from those published in the audited QFIs and Annual Financial Statements audited of the Oi Group, due, for example, to the fact that not all the legal entities part of the Oi Group are Parties under Reorganization.

•In order to obtain comfort in relation to the consistency and accuracy of the information consolidation process, several meetings were held with the Management, which provided collaboration and support to obtain the necessary understanding.

•In a financial information consolidation process, there are (1) eliminations of the effects of operations between the companies included in the consolidation perimeter, in this case the Parties under Reorganization, (2) reclassifications referring to the adequacy, especially for purposes of consistency in presentation, of some Balances, (3) adjustments related to the effect of adopting different accounting practices in the Parties under Reorganization located abroad in relation to those located in Brazil. The explanations on these three effects were obtained with the Management of the Parties under Reorganization and observed by us in the information received to prepare this MAR.

1 iminations of operations Intragroup and Reclassifications

In order to present the Consolidated balances of the Parties under Reorganization, the effects arising from the transactions normally occurring between the Parties under Reorganization (by elimination in the consolidation process) (whether of a financial or operational nature), as well as the balances related to the mutual equity interests. Examples of intra-group financial transactions would be the balances of loans that appear in the assets of a Party under Reorganization (which granted the funds) and, in equal amount, in the liabilities of another company (that took the funds), as well as the financial expenses in the borrowing company that are financial revenues in the granting company. Intra-group commercial operations include revenues from a Party under Reorganization (service provider to another company, or entity that invoices the end customer for a service, whose revenue belongs to another Party under Reorganization) that are recognized as costs or expenses in another company (the service taker, or the holder of a co-invoiced revenue by another Party under Reorganization).

We also observed the reclassification of balances registered as Investments (non-current assets) to Capital Reserves (shareholders' equity), related to the 10% interest that Telemar holds in Pharol (mutual interest). Oi SA, when acquiring the assets of PT Portugal (formerly a wholly-owned subsidiary of Pharol), also assumed the interest held by Telemar in Pharol, and the portion related to the mutual interest in the assets of Oi itself recognized as "Treasury Shares" on the date of that acquisition. For consolidation purposes, this amount is subsequently eliminated, for being an intra-group transaction.

Consolidation Procedures (continued)

2 Adjustment of accounting policies referring to the financial statements of the Parties under Reorganization located abroad (Holland)

Parties under Reorganization Oi Coop and PTIF are based in Holland and their financial statements are prepared in accordance with the accounting policies of that country, which may differ from those adopted by the Oi Group in Brazil. The information of these Parties under Reorganization in their original format, which are delivered to the JAs and to the regulatory entities of that country, need some adjustments to align them with the accounting policies adopted by the Oi Group in Brazil, in the process of preparation of the Consolidated Financial Information of the Parties under Reorganization presented herein.

The financial reports of Oi Coop and PTIF are prepared respectively in US Dollars and Euro (functional currencies of each company), and presented in Holland both in Euros (currency of the host country of the Parties, which requires a conversion in Oi Coop's information). In order to compose the consolidated Information of the Parties under Reorganization, it is then necessary a new conversion for presentation in Brazilian Reais. These adjustments mainly occur in the balances of the stockholders' equity and refer, for example, to the effect of differences in the conversion rates of certain transactions that are accounted for in Holland directly by the exchange rates on the day they occur, and are subsequently reconverted by the closing rate of the month, or the effect of the difference between the rate used to convert the financial information in Holland, which is done on one date, to the one used to convert the information into Brazilian Reais, which may have been made a few days later. The Management has controls on these items and has the ability to quantify these adjustments and carry them out for the purposes of presenting the consolidated financial information of the Parties under Reorganization each month. This work is prepared based on the monthly financial information of the Parties under Reorganization. It is probable that there shall be accounting classification differences for some balances and operations in relation to the financial statements of the Oi Group prepared for publication purposes.

Qualifications and emphasis of matter paragraphs in the reports on the Financial Statements as of December 31, 2015 and in the Quarterly Information published as of September 30, 2016

As of December 31, 2015, the external audit opinion (KPMG Auditores Independentes) on the Audit Examination of Oi Group included a **qualification** regarding the recognition of the surplus value and subsequent impairment in the merger of **Telemar Participações SA ("Telemar ")**, On September 1, 2015.

By reading this opinion, we verified that the assets of Telemar included the value added arising from the acquisition of Brasil Telecom Participações S.A. ("BrT", currently Oi S.A.), which as permitted by the Brazilian Securities Exchange Commission – CVM, was reversed from the books of the Company and restored at Telemar's consolidated level, until full amortization in 2025. Although there is no specific accounting standard on the merger of entities under a common control either in the IFRS or accounting policies adopted in Brazil, the interpretations suggest that, upon a merger, the maintenance or reversal of the surplus value would be an accounting practice option to be made by the Company. However, the understanding in the CVM's Official letter is for its maintenance in the consolidated financial statements of the stockholder Telemar.

As presented in the opinion, upon the merger, the Company did not include the surplus value in the net assets. Consequently, on December 31, 2015, the balances of non-current assets and the stockholders' equity are presented less R$ 1,233,299 thousand, related to the net balance of the surplus value of R$ 9,079,988 thousand less an impairment loss of R$ 7,111,353 thousand and tax effects of R$ 635,336 thousand.

The loss for the year ended on that date is presented less R$ 4,993,072 thousand, related to the non-reported amortization of the surplus value of R$ 233,579 thousand and impairment loss of R$ 4,759,493 thousand, both net of the tax effects.

In turn, in the **QFI of September 30, 2016**, the auditors updated the amounts related to this same qualification as follows: the balances of non-current assets and the stockholders' equity are presented less R$ 5,492,263 thousand (R$ 5,992,793 thousand at December 31, 2015), which corresponds to the net balance of the capital gain in the amount of R$ 8,321,611 thousand (R$ 9,079,988 thousand at December 31, 2015) reduced by the tax effects of R$ 2,829,348 thousand (R$ 3.087.196 mil at December 31, 2015). In addition, the loss for the three and nine-month period ended on that date is reduced by R$ 163,562 thousand and R$ 500,529 thousand, respectively, which corresponds to the non-registration of the surplus gain, net of tax effects.

According to the QFIs, the Management of Oi S.A. submitted a technical consultation to the CVM on the accounting policy adopted, which is still under review by the regulator.

Qualifications and emphasis of matter paragraphs in the reports on the Financial Statements as of December 31, 2015 and in the Quarterly Information published as of September 30, 2016

The auditors report for September 30, 2016 includes also an **emphasis of matter paragraph** related to the **risk of operational continuity**. "As mentioned in Explanatory Note No. 1 to the interim accounting information, having in view the equity and financial situation of the Company, the resulting losses and working capital deficiency, on June 20, 2016, Oi S.A. – em recuperação judicial and its direct and indirect subsidiaries, Oi Móvel S.A. – em Recuperação Judicial, Telemar Norte Leste S.A. – em Recuperação Judicial, Copart 4 Participações S.A. – em Recuperação Judicial, Copart 5 Participações S.A. – em Recuperação Judicial, Oi Brasil Holdings Coöperatief U.A. – under Judicial Reorganization and Portugal Telecom International Finance BV – under Judicial Reorganization, filed a request for judicial Reorganization before the 7th Business Law Court of the Judicial District of the Capital of the State of Rio de Janeiro, which was deferred on June 29, 2016 under Act No. 11101/05. On September 5, 2016, the Company's Board of Directors approved a Judicial Reorganization Plan ("Plan") prepared by the Company's Management containing a detailed breakdown of the means of Reorganization to be employed, the statement of its economic viability and the economic and financial and valuation report of the properties and assets of the Company issued by a specialized company.

The General Meeting of Creditors ("GMC") under the terms of the Law will vote on the Plan within a term not exceeding 150 (one hundred and fifty) days as from the approval of the processing of the Judicial Reorganization. There are a number of ongoing discussions and questionings about the Plan, as well as the dependence on future events mentioned above, which may or may not materialize, such as the approval of the Plan by the GMC. On September 30, 2016, the Company's assets and liabilities were measured and presented considering the normal business continuity. Given the circumstances described above and the current stage of the Judicial Reorganization process, even considering compliance with the corresponding legal requirements, there are still significant uncertainties regarding the approval of the Plan in the scope of the Judicial Reorganization process, and, therefore, it is not possible to determine at this time what will be the outcome of that matter, its impact on the individual and consolidated accounting information, and whether the entity will be able to realize its assets and settle its liabilities in the ordinary course of business.

Due to the relevance of the matters described in the paragraph base for abstention of conclusion, it was not possible for the auditor to obtain appropriate and sufficient evidence to substantiate our conclusion on the individual and consolidated accounting information included in the quarterly information referred to above. Consequently, we do not express any conclusion on these interim accounting information. "

We recommend the reading of the publication available at the website of Oi Group at http://ri.oi.com.br

Brief description of the Parties under Reorganization


Oi S.A.
Main Landline Telephone service provider in Region II and domestic and international long-distance service provider. Also has holdings in other companies of the Group, being Oi Group's main holding company.
Oi S.A.
Oi Mobile
Mobile cellphone service provider in Regions I, II, and III and DTH TV services.
Oi Móvel S.A.
Telemar Norte Leste S.A.
Telemar Norte Leste
Main landline telephony service provider in Region I and domestic and international long-distance call service provider .
Oi Group Debtors
PTIF
Non-operating entity. Vehicle for financing/fund raising in the global market
Portugal Telecom International Finance B.V.
Copart 4 and Copart 5 Participações S.A.
Copart 4 and 5
Two legal entities utilized for the management and administration of real estate and main properties leased to the Oi Group
Oi Brasil Holdings Coöperatief U.A.
Oi Coop
Non-operating entity. Vehicle for financing/fund raising in the global market

* Diagram presented previously in the Preliminary Activity Report, dated July 26, 2016. Information presented again to facilitate understanding of the structure of the Parties under Reorganization

Organization Charts - Parties under Reorganization


Oi S.A.
(Holding)
100%
Telemar Norte Leste S.A. (STFC concession)
100%
Portugal Telecom Intern. Finance BV (Financial vehicle)
100%
Oi Brasil Holdings Cooperatif U.A. (Financial vehicle)
100%
Copart 5 (Financial vehicle)
98,875%
Oi Serviços Financeiros S.A. (current name Copart 3)
100%
CVTEL B.V
50%
Rio Alto Gestão de créditos e Participações S.A
100%
Carrigans Finance S. a RL
100%
PT Participações SGPS S.A.
99,8%
Bryophyta SP Participações S/A (Project Dommo)
100%
Oi Móvel S.A. (SMP and SeAC authorization)
100%
Copart 4 (Financial vehicle)
4 other companies (See Attachments)
12 other companies (See Attachments)
Parties under Reorganization

Source: Parties information provided by Management

Detailed Corporate Organization Charts - Parties under Reorganization


Telemar Norte Leste S.A.
100%
Oi Móvel S.A
100%
Copart 4 Participações S.A
50%
Companhia AIX de Participações
100%
Brasil Telecom Call Center S.A
99.99%
SEREDE - Serviços de Rede S.A
100%
Rede Conecta Serviços de Rede S.A
19.04%
Hispamar Satélite S.A.
99.99%
Dommo Empreendimentos Imobiliários S.A
99,9%
Brasil Telecom Comunicação Multimídia Ltda.
99.87%
Oi Paraguay Multimedia Comunicaciones SRL.
99.99%
BrT Card Serviços Financeiros Ltda
50%
Companhia ACT de Participações
10%
Pharol SGPS S.A
99.99%
Oi Internet S.A
12 others (see next pages)
Parties under Reorganization

Source: Information provided by the Management

Detailed Corporate Organization Charts - Parties under Reorganization


Oi Móvel S.A.
99,99%
Paggo Empreendimentos S.A (Holding)
99.99%
Paggo Acquirer Gestão de Meios de Pagamentos Ltda.
99.99%
Paggo Administradora Ltda.
50%
Paggo Soluções e Meios de Pagamentos S.A.
Parties under Reorganization

Source: Information provided by the Management

Detailed Corporate Organization Charts - Parties under Reorganization


Oi Internet S.A.
29,90%
Gamecorp S.A.
99,99%
Pointer Networks S.A.
15%
CDF – Central de Funcionamento, Tecnologia e Participações S.A.
99,99%
Vex Colômbia Ltda.
100%
Vex WiFi Canadá Ltd.
100%
VEX VENEZUELA, C.A.
100%
Pointer Peru S.A.C. (under
100%
VEX WI-FI S.A. (Uruguay)
99%
Vex Paraguay S.A.
100%
Vex USA, Inc.
40%
Limited Liability Company "Vex Ukraine"

Parties under Reorganization (Note: there are no Parties under Reorganization in this chart)

Source: Information provided by the Management

Glossary

Term	Definition/Meaning
Δ	Variation
1Txx	First Quarter of the relevant year (xx)
GCM	General Creditors Meeting
OGM	Ordinary General Meeting
JA	Judicial Administrators
ANATEL	Agência Nacional de Telecomunicações - National Telecommunications Agency
Bonds	Bonds issued by the Parties under Reorganization
BRL	Brazilian Real or R$, Brazilian legal currency
Ac. Pay.	Accounts payable
CAPEX	Capital Expenditures
CDB	Bank Deposit Certificates
COFINS	Social Security Financing Contribution

Glossary

Term	Definition/Meaning
Copart 4 / TC04	Copart 4 Participação S.A.
Copart 5 / TC05	Copart 5 Participação S.A.
ST	Short-term
SEC	Securities and Exchange Commission
FS	Financial Statement
Fistel	Telecommunications Inspection Fund
ICMS	Tax on the Circulation of Goods and Services
Intercompanies	Means an operation or balance kept between one of the legal entities of the Oi Group included in the Judicial Reorganization process and some other entity of the Oi Group not included in this process.
Intragroup	Means an operation or balance held between two or more legal entities of the Oi Group included in the Judicial Reorganization process.
IOF	Tax on financial operations
IPCA	Extended National Consumer Price Index
IRCS	Income tax and Social Contribution

Glossary

Term	Definition/Meaning
IRRF	Income Tax withheld at the source
ITR	Quarterly Information
JEC	Special Civil Court
LT	Long-term
Inv.	Invoice
Oi Coop	Oi Brasil Holdings Coöperatief U.A
PCLD	Provision for bad debts
PEX	Expansion Plan
PIS	Social Integration Plan
JRP	Judicial Reorganization Plan
PSR	Network Service Providers
PTAX	Exchange rate determined by the Brazilian Central Bank

Glossary

Term	Definition/Meaning
PTIF	Portugal Telecom Internacional Finance B.V
Parties under Reorganization	Refers collectively to the seven companies of the Oi Group subject of the Judicial Reorganization process
Rede Conecta	Refers collectively to implantation and maintenance service provider in the Oi Group subsidiary since 2016
Region I	States of do Rio de Janeiro, Minas Gerais, Espírito Santo, Bahia, Sergipe, Alagoas, Pernambuco, Paraíba, Rio Grande do Norte, Ceará, Piauí, Maranhão, Pará, Amapá, Amazonas and Roraima.
Region II	Distrito Federal and the States of Rio Grande do Sul, Santa Catarina, Paraná, Mato Grosso do Sul, Mato Grosso, Goiás, Tocantins, Rondônia and Acre
Region III	State of São Paulo
Region IV	National
RJ	Judicial Reorganization
MAR	Monthly Activity Report
PAR	Preliminary Activity Report
SUDAM	Superintendency for the Development of Amazônia
SUDENE	Superintendency for the Development of the Northeast Region

Glossary

Term	Definition/Meaning
TNL / TMAR / Telemar / Telemar Norte Leste	Telemar Norte Leste S.A.
USD	US dollar
Wald	Escritório de Advocacia Arnoldo Wald

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